Exhibit 10.18

NATIONAL OILWELL VARCO, INC.

2018 LONG-TERM INCENTIVE PLAN

Performance Award Agreement

Grantee:
Date of Grant: February 22, 2021
“Target Level” Shares that may be earned:	TSR Based Award: ____________ NVA Based Award: ___________

1.Notice of Grant.  NOV Inc. (the “Company”) is pleased to notify you that you have been granted a Performance Award (“Award”) equal to the above aggregate number of shares of Common Stock of the Company pursuant to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and this Agreement.

2.Performance Period and Performance Criteria.  The Award’s performance period (“Performance Period”) and criteria (“Performance Criteria”) are set forth in Exhibit A to this Agreement.  The Performance Criteria have been established by the Committee, which shall determine and certify whether such criteria have been satisfied.

3.Payment.

(a)Subject to the provisions of this Agreement and the Plan, following the end of the Performance Period, you shall be entitled to receive a payment of a number of shares of Common Stock of the Company or a cash payment based on the level of achievement of the Performance Criteria set forth on Exhibit A hereto during the Performance Period, as determined and certified by the Committee in writing, such number of shares not to exceed the maximum level of shares set forth on Exhibit A.  Any portion of the Award that is earned up to the target level shall be paid in shares of Common Stock of the Company. If the number of shares earned under the Award exceeds the target level, the Committee shall determine at the time the Award is certified in writing, whether the shares that are earned in excess of the target level shall be paid in shares of Common Stock or in cash.  The cash payment shall be based upon the fair market value of such excess shares, as determined by the closing trading price of the Company’s Common Stock on the date the Award is certified in writing by the Committee. The payment of such number of shares shall be made not earlier than January 1, 2024 and not later than March 15, 2024 or such other time as complies with Section 409A of the Internal Revenue Code (the “Code”).  In the event that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the Award is considered to be nonqualified deferred compensation upon your “Separation from Service” (as defined below), any payment under this Agreement that results from a Separation from Service will be delayed until the earlier of (i) first day of the seventh (7th) month beginning after your Separation from Service, or (ii) your death, if such a delay is necessary to avoid the imposition of additional tax and interest under Section 409A(a)(1)(B) of the Code.

HOU:0015379/00063:1666525v5

(b)Distributions on a share of Common Stock (including dividends) underlying the Award shall accrue and be held by the Company without interest until the Award with respect to which the distribution was made becomes vested or is forfeited and then paid to you or forfeited, as the case may be. Any dividends or dividend equivalents accrued and held by the Company until vesting will be paid based on the total number of shares earned under the Award, regardless of whether the Award is settled in cash or in shares of Common Stock.

(c)  Change of Control. In the event of your Involuntary Termination (as defined below), the Performance Criteria for the full Performance Period shall be deemed satisfied at the target level.  The Committee shall certify that such Performance Criteria have been satisfied at such level and provide for the payment of the target level of shares of Common Stock at or prior to your Involuntary Termination.  As used in this paragraph, "Involuntary Termination" means your termination from employment with the Company on or within twelve months following a Change of Control (as defined in the Plan) that is either (i) initiated by the Company for reasons other than (a) your gross negligence or willful misconduct in the performance of your duties with the Company or (b) your final conviction of a felony or a misdemeanor involving moral turpitude, or (ii) initiated by you after (a) a reduction by the Company of your authority, duties or responsibilities immediately prior to the Change of Control (excluding for this purpose (A) an insubstantial reduction of such authorities, duties or responsibilities or an insubstantial reduction of your offices, titles and reporting requirements, or (B) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you), (b) a reduction of your base salary or total compensation as in effect immediately prior to the Change of Control (total compensation means for this purpose: base salary, participation in an annual bonus plan, and participation in a long-term incentive plan), or (c) your transfer, without your express written consent, to a location which is outside the general metropolitan area in which your principal place of business immediately prior to the Change of Control may be located or the Company's requiring you to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control.

(d)Disability. If your employment with the Company terminates by reason of a disability that entitles you to benefits under the Company’s long-term disability plan, as determined in the sole discretion of the Company, the Performance Criteria for the full Performance Period shall be deemed satisfied at the target level.  The Committee shall certify that such Performance Criteria have been satisfied at such level and provide for the payment of the target level of shares of Common Stock based on the date of termination.

(e)Death. If you die while in the employ of the Company, the Performance Criteria for the full Performance Period shall be deemed satisfied at the target level.  The Committee shall certify that such Performance Criteria have been satisfied at such level and provide for the payment of the target level of shares of Common Stock based on the date of death.

(f)Subject to the terms of any applicable employment agreement or severance agreement, upon termination of your employment for any reason other than as provided in

HOU:0015379/00063:1666525v5

subparagraphs (c), (d), and (e) above, the Award shall be automatically cancelled and forfeited without payment.

4.Status of Shares of Common Stock.  You agree that any shares of Common Stock distributed to you pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  You also agree that (a) any certificates representing such shares may bear such legend or legends as the Committee in its sole discretion deems appropriate in order to assure compliance with applicable securities laws and (b) the Company may refuse to register the transfer of such shares on the stock transfer records of the Company, and may give related instructions to its transfer agent, if any, to stop registration of such transfer, if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law.  In the Company’s sole discretion, any shares of Common Stock distributed to you pursuant to this Agreement may be evidenced by an electronic book entry account in your name created by the Company’s transfer agent.  You shall not have any voting rights with respect to any share of Common Stock underlying the Award until such share is distributed to you in accordance with the terms of this Agreement.

5.Entire Agreement; Governing Law.  The Award shall be governed by the terms and conditions of the Plan and this Agreement.  In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.  The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you.  This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Texas.

6.Withholding of Tax.  To the extent that payment of the Award results in compensation income to you for federal or state income tax purposes, the Company shall  withhold from any shares of Common Stock distributable to you under this Agreement a number of such shares having an aggregate fair market value that does not exceed the amount of taxes required to be withheld by reason of such resulting compensation income, unless you, at your option, deliver to the Company such amount of money as the Company may require to meet its withholding obligations in lieu of the withholding of shares of Common Stock.  No delivery of shares of Common Stock shall be made under this Agreement until the applicable tax withholding requirements of the Company related to the payment of the Award have been satisfied in full.  In the event any portion of the Award is settled in cash, the Company may withhold a sufficient portion of the cash proceeds to cover tax withholding liability. Tax withholding shall be first applied to the cash portion of the proceeds before shares are withheld from the Common Stock distribution.

7.Forfeiture in Certain Circumstances (“Clawback”). The Committee may, at its sole discretion, terminate this Award if it determines that you have violated the Company’s Clawback Policy.

HOU:0015379/00063:1666525v5

8.Section 409A Compliance.  It is the Company’s intent, and you agree, that the Common Stock, cash, and any related benefits awarded under this Agreement shall be exempt from the requirements of Section 409A of the Code and its implementing regulations (“Section 409A”), and the Agreement shall be interpreted and administered in a manner consistent with this intention. In the event that the Company or you reasonably determine that the Common Stock, cash, and/or any related benefits under this Agreement may be subject to Section 409A, you and the Company shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective to the extent allowed under applicable laws), or take any other commercially reasonable actions necessary or appropriate to cause the Common Stock, cash, and any related benefits awarded under this Agreement to (i) be exempt from Section 409A, or (ii) otherwise comply with the requirements of Section 409A. Notwithstanding anything to the contrary contained herein, a termination of your employment shall not be deemed to have occurred for purposes of making any payments under this Agreement related to the Award unless such termination gives rise to a “"Separation from Service"” (within the meaning of Section 409A, a “Separation from Service”), and references to “termination of employment” shall mean Separation from Service.

HOU:0015379/00063:1666525v5

Exhibit A

Performance Period and Criteria

Performance Period:  January 1, 2021 to December 31, 2023

Performance Criteria:

The Award is divided into two independent pieces: one in which any payment is determined based on relative performance using Total Shareholder Return (“TSR”) (the “TSR Based Award”) and one in which any payment is determined based on performance against the Company’s returns on capital metric, NOV Value Added (“NVA”) (the “NVA Based Award”).  Subject to the Absolute TSR Collar, no portion of the TSR Based Award will be earned if the Company’s performance during the Performance Period is below the threshold level of the Performance Criteria for the TSR Based Award as described below.  No portion of the NVA Based Award will be earned if the Company’s performance during the Performance Period is below the threshold level of the Performance Criteria for the NVA Based Award as described below.  The Company’s performance with respect to the TSR Based Award will not impact any payment earned with respect to the NVA Based Award, and vice versa.

TSR Based Award:

This piece of the Award is based on the Company’s relative TSR performance as measured against the TSR of the constituents of the OSX Index.  The composition of the OSX comparator group shall be based on the companies listed in the OSX Index on December 31, 2023. Such comparison will be based on a percentile approach as detailed below with any payment based on linear interpolation between threshold and maximum levels.  TSR for the Company and the OSX comparator group to be calculated over the entire 3-year Performance Period (using a 30-day averaging period for the first 30 calendar days and the last 30 calendar days of the Performance Period to mitigate the effect of stock price volatility).  TSR calculation to assume reinvestment of dividends.  Companies that are not publicly listed during the entire Performance Period shall not be included in the OSX comparator group. Comparator companies that file for bankruptcy or delist at any time during the Performance Period will remain in the OSX comparator group with a TSR that places such companies at the bottom of the percentile rankings.  Subject to the Absolute TSR Collar, the Award will be not earned if the Company’s performance during the Performance Period is below the threshold level of the Performance Criteria as described below.

Level	Percentile Rank vs. Comparator Group	Payout Percentage*
Maximum	75th Percentile and above	200% of Target Level
Target	50th percentile	100% of Target Level
Threshold	25th percentile	50% of Target Level
	Below 25th percentile	0%

* Based on the Target Level shares set forth on the first page of this Agreement.

HOU:0015379/00063:1666525v5

Absolute TSR Collar Limitation: As detailed below, the TSR Based Award will be subject to a vesting cap equal to 100% of Target Level if the Company’s absolute TSR over the Performance Period is negative, regardless of relative TSR results. Conversely, if the Company’s absolute TSR is greater than 15% annualized over the Performance Period the payout amount shall not be less than 50% of Target Level, regardless of relative TSR results.

Annualized 3-year Absolute TSR	Impact on Final Payout
> 15%	Floor of 50% of Target Level, regardless of relative TSR results
0% to 15%	No adjustment
< 0%	Cap of 100% of Target Level, regardless of relative TSR results

NVA Based Award:

This piece of the Award is based on the Company’s improvement in NVA (based on the Company’s consolidated financial results) from the beginning of the Performance Period (January 1, 2021) until the end of the Performance Period (December 31, 2023). NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets (as determined by the Committee). The Award will be not earned if the Company’s performance during the Performance Period is below the threshold level of the Performance Criteria as described below. Any payment will be based on linear interpolation between threshold and maximum levels as detailed below.

Level	NVA: Absolute NVA Performance	Payout Percentage*
Maximum	Breakeven $0 NVA	200% of Target Level
Target	Midpoint NVA of $-238M	100% of Target Level
Threshold	Equal to 2020 NVA of $-476M**	50% of Target Level
	Below 2020 NVA of $-476M	0%

* Based on the Target Level for the NVA Based Award set forth on the first page of this Agreement.

** 2020 Actual NVA as adjusted for timing of write-offs, tax rate of 23%, cost of capital of 9%.

HOU:0015379/00063:1666525v5